Exhibit 99.1

Net Element Announces Growth in Transaction Processing Volume for the First Quarter of 2016

Company demonstrates transaction processing growth of 41% year-over-year

MIAMI, FL – May 23, 2016 - Net Element, Inc. (NASDAQ: NETE) (“us” or “we”), a provider of global mobile payment technology solutions and value-added transactional services, announced today its transactions processing volumes for the first quarter of 2016.

Total transactions processed for the first quarter of 2016 were 43.1 million as compared to 30.6 million for the first quarter of 2015. The 41% increase in transactions processed came primarily from North America Transactions Solutions which saw a 76% increase from 11.0 million in the first quarter of 2015 to 19.4 million in the first quarter of 2016. Online solutions experienced a 56% increase from 3.6 million transactions processed in the first quarter of 2015 to 5.6 million transactions process in first quarter of 2016. Mobile Solutions processed 18.1 million transactions during the first quarter of 2016 versus 16.0 million in the first quarter of 2015 which represented a 13% increase. The majority of growth in all segments was organic.

Oleg Firer, Chief Executive Officer of Net Element, commented “We are pleased with our transaction growth and the increased adoption of online and mobile payments services. Our online and mobile payments offerings enables monetization of digital content across multiple interactive channels and allows our customers to use any mobile device or computer to complete a transaction. We expect this trend to continue for the remainder of 2016 and beyond.”

Eliminating the effects of foreign currency exchange, the total dollars processed for the first quarter of 2016 increased 73% from $233.6 million in the first quarter of 2015 to $405.1 in the first quarter of 2016. North America Transactions solutions saw the largest increase of 74% from $171.0 million processed in the first quarter of 2015 to $297.0 million in the first quarter of 2016. Online Solutions processed $57.3 million in the first quarter of 2015 and $99.0 million in the first quarter of 2016, representing a 73% increase. Mobile Solutions processed $5.3 million in the first quarter of 2015 versus $9.1 million during the first quarter of 2016 or an increase of 72%. Effects of foreign currency exchange were eliminated by converting rubles to dollars at the average rate for the first quarter of 2016 for both periods.

Mr. Firer also stated “I am very pleased with the 42% year over year growth of merchants in North America. Our emerging markets client base has increased 48% in the first quarter of 2016 over the same period in 2015.”

The following represents our geographic breakdown of processed dollar volume and processed transaction volume between North America and Emerging Markets:

Total transactions processed geographically in North America and Emerging Markets in the first quarter of 2016 was 19.4 million and 23.7 million respectively, which represents an increase of 76% and 21% over the same time period in 2015. Total volume processed in North America and Emerging Markets in the first quarter of 2016 was $297 million and $110 million respectively, which represents an increase of 74% and 75% over the same period in 2015.

About Net Element

Net Element, Inc. (NASDAQ: NETE) operates a payments-as-a-service transactional and value-added services platform for small to medium enterprise (“SME”) in the US and selected emerging markets. In the US, we are growing transactional revenue with innovative services including our cloud based, restaurant point-of-sale solution Aptito. Internationally, Net Element’s strategy is to leverage its omni-channel platform to deliver flexible offerings to emerging markets with diverse banking, regulatory and demographic conditions such as UAE, Kazakhstan, Kyrgyzstan and Azerbaijan where initiatives have been recently launched. Further information is available at www.netelement.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements. Words such as "continue," "will," "may," "could," "should," "expect," "expected," "plans," "intend," "anticipate," "believe," "estimate," "predict," "potential," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, whether the transactions growth experienced by the Company will continue, whether Net Element can secure any additional financing and if such additional financing will be adequate to meet the Company's objectives. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, many of which are generally outside the control of Net Element and are difficult to predict. Examples of such risks and uncertainties include, but are not limited to: (i) Net Element's ability (or inability) to obtain additional financing in sufficient amounts or on acceptable terms when needed; (ii) Net Element's ability to maintain existing, and secure additional, contracts with users of its payment processing services; (iii) Net Element's ability to successfully expand in existing markets and enter new markets; (iv) Net Element's ability to successfully manage and integrate any acquisitions of businesses, solutions or technologies; (v) unanticipated operating costs, transaction costs and actual or contingent liabilities; (vi) the ability to attract and retain qualified employees and key personnel; (vii) adverse effects of increased competition on Net Element's business; (viii) changes in government licensing and regulation that may adversely affect Net Element's business; (ix) the risk that changes in consumer behavior could adversely affect Net Element's business; (x) Net Element's ability to protect its intellectual property; (xi) local, industry and general business and economic conditions; (xii) adverse effects of potentially deteriorating U.S.-Russia relations, including, without limitation, over a conflict related to Ukraine, including a risk of further U.S. government sanctions or other legal restrictions on U.S. businesses doing business in Russia. Additional factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements can be found in the most recent annual report on Form 10-K and the subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K filed by Net Element with the Securities and Exchange Commission. Net Element anticipates that subsequent events and developments may cause its plans, intentions and expectations to change. Net Element assumes no obligation, and it specifically disclaims any intention or obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by law.

Contact:

Net Element, Inc.

media@netelement.com

+1 (786) 923-0502